Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Quantum Fuel Systems Technologies Worldwide, Inc. of our report dated July 28, 2006, except for the effects of the reclassification of discontinued operations as discussed in Note 3 as to which the date is July 2, 2008, relating to our audit of the consolidated financial statements and the financial statement schedule, which appear in the Annual Report on Form 10-K of Quantum Fuel Systems Technologies Worldwide, Inc. for the year ended April 30, 2006.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ MCGLADREY AND PULLEN, LLP

Irvine, California

July 2, 2008